UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):            September 24, 2015

Majesco

(Exact Name of Registrant as Specified in its Charter)

California	001-37466	77-0309142

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

412 Mount Kemble Ave, Suite 110C, Morristown, NJ 07960

(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On September 24, 2015, Majesco Software and Solutions India Private Limited, a wholly-owned subsidiary of Majesco (“Joint Venture Partner”), and Mastek (UK) Limited, a wholly owned subsidiary of Mastek Limited (“Mastek”), entered into a Joint Venture Agreement (the “Agreement”) pursuant to which the two companies agreed to work together to deliver services to third parties under the terms of the Agreement, which services comprise the delivery of development, integration and support services to third parties by use of Mastek’s development, integration and support methodologies and tools.

The Agreement is effective September 24, 2015 and shall remain in force, unless terminated by either party upon three months’ notice in writing to the other of its intention to terminate the Agreement.

The consideration for each party’s performance of its obligations under the Agreement shall be the performance of the other’s obligations under the same Agreement, being services to the other. The services shall comprise in the case of Mastek, Mastek’s development, integration and support methodologies and tools and business development services. In the case of the Joint Venture Partner, the services shall comprise the provision of leading edge technical expertise and advice. The parties will also exchange technical, business and other information.

Mastek is the holder of record of shares of common stock of Majesco representing approximately 13.84% of the issued and outstanding capital stock of Majesco. For more information about our relationship with Mastek and its affiliates, see “Item 13-Certain Relationships and Related Transactions, and Director Independence” included in our Annual report on Form 10-K filed with the SEC on June 19, 2015, which is incorporated by reference herein. The foregoing summary of the Joint Venture Agreement does not purport to be complete and is qualified in its entirety by reference to the Joint Venture Agreement attached hereto as Exhibit 10.34 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.34 Joint Venture Agreement dated September 2015, between Mastek (UK) Limited and Majesco Software and Solutions India Private Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco

By:	/s/ Ketan Mehta
Ketan Mehta, President and Chief Executive Officer

Date: September 28, 2015

EXHIBIT INDEX

10.34	Joint Venture Agreement dated September 24, 2015, between Mastek (UK) Limited and Majesco Software and Solutions India Private Limited.